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                                                                     Exhibit 5.2



                             [Letterhead of Alcatel]



                                                                 April 9, 1999
Ladies and Gentlemen:

         I am General Counsel of Alcatel (the "Company"), a societe anonyme organized under the laws of the Republic of France. Reference is made to the Company's Registration Statement on Form F-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on April 9, 1999, under the Securities Act of 1933, as amended (the "Act"), and to the prospectus contained in the Registration Statement, covering the registration under the Act of (i) 1,311,208 ordinary shares, nominal value EUR 10 per share, of the Company (the "Shares"), in the form of Shares or American Depositary Receipts evidencing American Depositary Shares, each representing one-fifth of a Share, (ii) the Guaranty (the "Guaranty") by the Company in respect of the 7% Convertible Subordinated Notes (the "Notes") issued by Alcatel USA, Inc. (formerly, DSC Communications Corporation), a wholly-owned subsidiary of the Company, and (iii) the Notes.

         In connection with the foregoing, I have examined the originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments, as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents presented to me as originals and the conformity with the originals of all documents submitted to me as copies. In rendering the opinion expressed below, I have relied as to certain matters on information obtained from officers of the Company and public officials.

         My opinion set forth below is limited to the laws of the Republic of France, and I do not express any opinion herein concerning any other laws.

         Based upon the foregoing and having regard for such legal considerations as I deemed relevant, I am of the opinion that (i) the Shares which may be offered pursuant to the Registration Statement have been duly authorized and validly issued by the Company and are fully-paid and non-assessable, and (ii) the Guaranty, assuming its validity under the laws of the State of New York, constitutes a legal, valid and binding obligation of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is being delivered in connection with the Registration Statement and is not to be used for any other purpose without my prior authorization.

                                                  Very truly yours,



                                                  /s/ Pascal Durand-Barthez
                                                  --------------------------
                                                  Pascal Durand-Barthez
                                                  General Counsel